                                                                EXHIBIT 10.44

                         AGREEMENT FOR ELECTRIC SERVICE


         This Agreement for Real Time Pricing Electric Service ("Agreement"), dated July 9, 1997 is entered into by and between PENNSYLVANIA ELECTRIC COMPANY ("Penelec" or the "Company") and BAR TECHNOLOGIES, INC., ("Bar Tech" or the "Customer"), collectively referred to as "Parties", or individually as "Party", supersedes the Contract for Electric Service between the Parties dated December 31, 1996 (the "December Agreement") and the Contract between the Parties dated July 12, 1996.

                                   WITNESSETH
                                   ----------

         WHEREAS, on January 2, 1996, Penelec filed with the Pennsylvania Public Utility Commission ("PaPUC"), Supplement 102 to Penelec's Electric Service Tariff, Electric Pa. P.U.C. No. 75, which contained inter alia, a Real Time Pricing ("RTP") Service Rate Schedule ("Rate Schedule RTP") to be effective for service rendered on and after March 15, 1996; and

         WHEREAS, pursuant to said filing, Bar Tech desires to take electric service under Rate Schedule RTP in order to make electricity consumption decisions based on hourly market rates; and

         WHEREAS, the December Agreement provides for the delivery of electric service to certain former Bethlehem Steel facilities in Johnstown, Pennsylvania ("Johnstown Facilities") which Bar Tech has restarted and is attempting to operate on a competitive basis with other steelmaking operations; and

         WHEREAS, pursuant to the December Agreement, the Parties have continued discussions to establish the terms and conditions of electric service suitable to Bar Tech's restarted Johnstown facilities and acceptable to both Parties; and

         WHEREAS, Bar Tech acknowledges that market rates for electricity are comprised of an energy and a capacity component, and that in calculating the capacity component, the Company is required, under its current commitments to the Pennsylvania-New Jersey-Maryland Interconnection ("PJM"), to include in its portfolio of generation capacity, sufficient capacity to meet its customers' electricity needs three years in advance; and

         WHEREAS, Bar Tech understands and acknowledges that by contracting for RTP service it assumes the benefits and detriments of purchasing some portion of its electricity needs at market rates; and

         WHEREAS, the Parties are willing to sell and purchase, respectively, electric service pursuant to the provisions of Rate Schedule RTP, and as set forth herein.

         NOW, THEREFORE, for and in consideration of the foregoing mutual premises and covenants contained herein, and intending to be legally bound hereby, the Parties agree as follows:

I. DEFINITIONS: All capitalized terms used in this Agreement shall be defined as set forth below or as otherwise defined in the text hereof:

         ASKED PRICE: the price per kWh for electricity that will be charged by the Company to Bar Tech for each kWh incremental to the Customer Baseline Load ("CBL") that is used by Bar Tech in each hour on the day following the date that forecasted prices are made available to Bar Tech. The Asked Price shall equal the sum of the Transaction Fee, Marginal Operating Cost, Normal Delivery Cost and, during RTP Summer Peak Hours, Marginal Capacity Cost. All Asked Prices shall also include the Pennsylvania gross receipts tax in effect during the Billing Month.

         BID PRICE: the price per kWh that will be credited by the Company to Bar Tech for each kWh decremental to the CBL that is not used by Bar Tech in each hour on the day following the date that forecasted prices are made available to Bar Tech. The Bid Price shall equal the Company's Marginal Operating Cost. All Bid Prices shall also include the Pennsylvania gross receipts tax in effect during the Billing Month.

         BILLING MONTH: an approximate thirty (30) day period corresponding to each calendar month.

         BILLING PERIOD LOAD RESEARCH DATA: data and information obtained each Billing Month from the Company's electric meter(s) located at the Customer's facilities which are used, among other things, to determine the Customer's on-peak and off-peak energy (i.e., kWh) splits under this Agreement.

         CURTAILABLE LOAD: the amount of the Customer's load during the months of June through September of each calendar year which, for purposes of this Agreement, shall be 9 megawatts ("MW"), unless revised in accordance with Paragraph 4 c. of this Agreement.

         CUSTOMER BASELINE LOAD ("CBL"): the Customer's load shape, depicting typical historic hourly kWh usage under Penelec's Tariff Rate Schedule Large Primary ("LP") representative of a complete typical year, which has been established jointly by the Company and the Customer. Notwithstanding any adjustments to the Customer's load shape, the Customer's historic experienced demands for a typical year shall remain unchanged during this Agreement and shall become a part of the Customer's CBL as "contract demands" as referred to in Tariff Rate Schedule LP.

         FIRM SERVICE LEVEL: the MW level that the Customer shall reduce its load to during any Company or PJM-initiated curtailment, which shall be 9 MW for purposes of this Agreement, unless revised in accordance with Paragraph 4 c. hereof.

         MARGINAL CAPACITY COST: The sum of the Company's (i) marginal generation capacity cost and (ii) marginal delivery capacity cost. The Marginal Capacity Cost shall be used in developing the Company's forecast of its hourly short-run marginal cost associated with the effect that an increase in the Customer's load has on the Company's electric generation and delivery systems. The marginal generation capacity cost shall be calculated, and may be changed, annually based upon the Company's then-current Annual Resource Plan on file with the PaPUC pursuant to the regulations at 52 Pa. Code Section 57.141 to
         Section 57.154, in accordance with the procedure set forth on Exhibit B attached hereto and incorporated herein. The marginal delivery capacity cost shall be calculated, and may be changed, annually based upon data from the Company's then-current Federal Energy Regulatory Commission ("FERC") Form-1 filing, in accordance with the procedure set forth on Exhibit C attached hereto and incorporated herein by reference. The Marginal Capacity Cost shall be included in the Asked Price only during the RTP Summer Peak Hours. The Company shall notify Bar Tech of any changes in or to the Marginal Capacity Cost.

         MARGINAL OPERATING COST: The Company's forecast of its hourly short-run marginal cost based on an evaluation of the value of the Company's generation and the Company's transactions with the PJM and/or with other parties.

         NORMAL DELIVERY COST: The Company's determination of the routine cost of delivery of energy between the source of generation and the Customer's metering point. The Normal Delivery Cost shall be calculated, and may be changed, annually based upon data from the Company's then-current FERC Form-1 filing, in accordance with the procedure set forth on Exhibit C. The Company shall notify Bar Tech of any changes in or to the Normal Delivery Cost

         PJM: The Pennsylvania-New Jersey-Maryland Interconnection or any successor organization thereto.

         PJM CAPACITY DEFICIENCY RATE: The rate, as published annually by the PJM, under which PJM member companies must purchase additional capacity from PJM when their actual capacity obligation exceeds the amount of installed or purchased capacity they have available to meet their actual capacity obligation.

         POWER FACTOR: A mathematical calculation equal to the ratio of watts to volt-amperes.

         RTP SUMMER PEAK HOURS: The hours represented by the period 1:00 p.m. to 5:00 p.m., Monday-Friday, from June 1 to September 30, excluding holidays.

         TARIFF: The Company's then-current written rules, regulations and rate schedules on file with and approved by the Commission and as amended from time to time.

         TERMINATION NOTICE: A written notice issued by either Party evidencing that Party's intention to terminate this Agreement prior to the completion of the full term (and/or any extensions) thereof.

         TRANSACTION FEE: A $0.005 per kWh charge to Bar Tech, in addition to other fees and charges assessed and required to be paid hereunder which, among other things, compensates the Company for providing the Customer access to hourly energy, capacity and delivery markets.

II.      TERMS AND CONDITIONS

         1. PA. PUC FILING - Within a reasonable time after the execution of this Agreement, Penelec shall file a copy of this Agreement with the Pa. PUC for informational purposes. The Company shall provide to Bar Tech a copy of all documents forwarded to the PUC in support of the filing of this Agreement.

         2. EFFECTIVE DATE; TERMS OF AGREEMENT. This Agreement shall be effective as of June 1, 1997 ("Effective Date"). The initial term of this Agreement shall be for four and one-half (4 1/2) years from the Effective Date ("Term"); it being recognized by the Parties that this Agreement shall be deemed to satisfy the five (5) year contract term requirement of the Company's Rate Schedule RTP and other provisions of the Tariff by virtue of the execution of the December Agreement and the continuous provision of service thereunder. If not terminated by either Party as permitted hereunder, this Agreement shall renew automatically for successive one year terms at the end of the Term, subject to the one year advance notice requirement described in Paragraph 3 below. If the PaPUC initiates an investigation, inquiry, proceeding or any other administrative action in connection with this Agreement any time after it has been filed, the Company shall in good faith support and defend the reasonableness and prudency of this Agreement, but shall have no obligation to appeal or otherwise challenge any adverse ruling, finding, and/or order from the PaPUC in connection therewith. If the PaPUC enters a final order in connection with any investigation, inquiry, proceeding or any other administrative action relating to this Agreement, not subject to any pending or actual appeals, approving and/or accepting, in the Company's sole judgment, all of the terms and conditions hereof without modification, this Agreement shall continue in full force and effect. If the PaPUC enters a final order not subject to any pending or actual appeals in connection with any investigation, inquiry, proceeding or any other administrative action relating to this Agreement any time within two and one-half (2 1/2) years after the Effective Date, which order disapproves and/or rejects this Agreement, in whole or in part, in the Company's sole judgment, this Agreement shall be automatically terminated and Bar Tech shall, within ninety (90) days of a written demand from Penelec (or such other period of time as may be mutually agreed by the Parties), pay to Penelec the difference between
(i) the amounts previously paid to Penelec for energy and capacity delivered/provided to the Johnstown facilities based upon the applicable rates under this Agreement and (ii) the amounts Bar Tech would have otherwise paid to Penelec under the provisions of Section 4 of December Agreement for energy and capacity delivered/provided to the Johnstown Facilities if the pricing in said Section had been applied, from the Effective Date to the date of termination of this Agreement. If the PaPUC enters a final order not subject to any pending or actual appeals in connection with any investigation, inquiry, proceeding or any other administrative action relating to this Agreement any time beyond two and one-half (2 1/2) years after the Effective Date, this Agreement shall terminate automatically and be null and void, and neither Party shall have any further liability or obligation to the other hereunder.

              3. CONTRACT TERMINATION. Except for a Termination Notice issued by a Party in response the other Party's breach/default hereof, this Agreement may be terminated only in accordance with one or more of the provisions of this paragraph and by the issuance of a Termination Notice as set forth below:

                  a. THREE YEAR NOTICE. As recited in the preamble to this Agreement and in consideration of the fact that the Company (i) must obligate itself, under current PJM requirements, three years in advance for generation capacity purchases attributable to the Customer, (ii) recovers its obligated capacity costs in the hourly market rates quoted as Asked Prices, and (iii) requires sufficient time to either reallocate the capacity obligations attributable to the Customer or to recover fully said obligated capacity costs, either Party may terminate this Agreement only by issuing a Termination Notice to the other Party indicating its intention to terminate RTP service, not less than three
         (3) years in advance of the proposed date of termination. The Parties acknowledge and agree that the three year advance notice of termination of this Agreement is a fundamental and non-waivable obligation of the Parties which is designed to address the Company's contractual commitment to PJM to provide and plan for its electric capacity requirements three years in advance of the actual need for such capacity. Such termination shall be effective at the end of the initial Term. Termination of this Agreement under this paragraph 3.a., shall not operate to shorten the term of the Customer's obligation to the Company, if any, pursuant to the rate schedule under which the Customer was served prior to entering into this Agreement.

                  b. EXCLUSIONS FROM THREE YEAR NOTICE. The Parties may, by mutual Agreement, terminate this Agreement without satisfying the minimum three (3) years notice set forth in paragraph 3.a., above, under the following conditions: (i) the termination occurs after September 30 of the then current year, and/or the Customer has had at least one full summer experience with RTP service; and (ii) the Parties have agreed to the applicable term, Tariff rate and provisions under which the Customer shall, if it elects to do so, continue to receive electric service from the Company. After the Term and during any successive one year terms described in Paragraph 2 hereof, either Party may terminate this Agreement by providing to the other Party at least one (1) year prior written notice. Such termination shall be effective at the expiration of the then-current one year renewal term.

              c. TRIAL PERIOD. The Customer's first year of RTP service, commencing on June 1, 1997, shall be considered a trial period. Prior to the end of the trial period and upon at least sixty (60) days advance written notice to the Company, Bar Tech may elect to terminate RTP service without satisfying the three (3) years notice provision set forth in paragraph 3.a. of this Agreement. At such time, Bar Tech shall receive electric service from Penelec in accordance with and pursuant to the Company's prevailing Tariff applicable to Bar Tech.

              d. TERMINATION BY GOVERNMENTAL AUTHORITY. This Agreement may be terminated by a valid, binding and final order (i.e., one not subject to actual or potential appeals) of a governmental authority having jurisdiction over the Company, and in accordance with such order.

              e. CUSTOMER LIABILITY UPON TERMINATION. Except as provided in, or as may result from the application of, paragraphs 3.b., 3.c., and 3.d., the Customer shall pay the Company the amount resulting from the calculation described in paragraph 3.f., herein, for any early termination of this Agreement RTP service or for any failure to comply with the Termination Notice requirements hereof.

              f. COMPANY DAMAGES UPON TERMINATION. In the event of any termination of this

         Agreement by the Customer prior to the completion of the Term, as it may be extended, in violation of the terms hereof, the Parties acknowledge and agree that the Company will incur actual damages for which it is entitled to be compensated by the Customer. Within thirty
         (30) days of the Customer's wrongful termination of this Agreement as described herein, the Company shall provide to the Customer, a statement of the Company's actual damages which shall be calculated by multiplying (i) the Company's prevailing Tariff rate at the time of the wrongful termination of this Agreement, times (ii) the average of the Customer's CBL contracted billing demands, times (iii) the number of years (fractions thereof rounded to the next highest integer) less than the 3 years notice to terminate as required by paragraph 3.a. Within thirty (30) days after the Company submits its demand for payment hereunder, the Customer shall pay to the Company by Certified or Cashier's check, or by wire transfer of funds, the amount noted on the demand for payment.

              g. OTHER RIGHTS AND REMEDIES PRESERVED. None of the rights or remedies specified in this Agreement shall be in lieu of any other rights or remedies available to either Party at law or in equity in the event of a breach or default hereof.

         4. CALCULATION OF CBL: The Parties agree that Bar Tech's CBL shall be calculated and established as follows, as well as pursuant to the terms of Exhibit A, which is attached hereto and made a part hereof:

         a. NON-SUMMER CBL. A CBL of 6,000 kilowatts ("kW") in each hour for the calendar months October through May, inclusive, which shall be billed by Penelec in a manner consistent with the hypothetical calculation contained in Exhibit E hereof.

1. All energy (i.e., kWh) associated with the Non-Summer CBL shall be billed at a 100% load factor for the number of days and hours in the Billing Period. The on peak/ off peak split used in the rate calculation shall be determined by Penelec according to Billing Period Load Research Data which shall be provided to Bar Tech.

         b. SUMMER CBL. A CBL of 18,000 kW in each hour for the calendar months June through September, inclusive (the "Summer Months"), which shall be billed by Penelec in a manner consistent with the hypothetical calculation contained in Exhibits F and G hereof.

1. The Firm Service Level during the Summer Months shall be 9 MW, unless modified in accordance with subparagraph (c) below.

2. The Curtailable Load during the summer months shall be 9 MW, unless modified in accordance with subparagraph (c) below.

3. During a Company or a PJM-initiated curtailment, the Summer CBL will decrease to the Firm Service Level.

4. All energy (i.e., kWh) associated with the Summer CBL shall be billed at a 100% load factor for the number of days and hours in the Billing Period. The on peak/ off peak split used in the rate calculation shall be determined by Penelec according to Billing Period Load Research Data which shall be provided to Bar Tech.

         c. CHANGES TO THE FIRM SERVICE LEVEL, CURTAILABLE LOAD AND THE CBL. In accordance with Penelec's Tariff Rider J, Bar Tech may designate annual changes in the Firm Service Level and the Curtailable Load under the CBL as conditions warrant, subject to approval by the Company in its sole and exclusive discretion. Bar Tech may also designate annual changes in its CBL, subject to the Company's approval which shall not be unreasonably withheld, but in no event shall the Non Summer CBL in any month be less than 6 MW in each hour, nor more than a Summer CBL of 25 MW in each hour. Any such designated changes by Bar Tech shall be made in writing to the Company at least thirty (30) days prior to June 1, and shall remain in effect for a full year beginning June 1, or until expiration of the initial Term of this Agreement.

                  d. CBL RATES, TERMS, CONDITIONS AND CREDITS. All energy (i.e., kWh) associated with the Summer CBL and/or the Non Summer CBL shall be billed to the Customer by Penelec at the rates specified in the Company's Tariff Rate Schedule LP unless modified by the credits, terms and discounts described below:

                           1.  In recognition of the fact that Penelec
                           historically provided certain energy and demand credits to Bethlehem Steel for electric service to the Johnstown Facilities at 230 kilovolts ("kV"), for electric service purchased by Bar Tech at 230 kV, Penelec shall provide to Bar Tech the same credits heretofore provided to Bethlehem, to wit, a demand credit of $1.50/kW and an energy credit of .851 mills kWh. If at any time the PaPUC authorizes demand and energy credits to be included in Penelec's Tariff for service at 230 kilovolts ("kV"), or if rates for service at 230 kV are provided for in the Tariff, the 230 kV credit values and rates described herein and applicable to Bar Tech shall be superseded by those approved by the PaPUC and incorporated into Penelec's Tariff.

                           2. For electric service purchased by Bar Tech at 115 kV, Penelec shall discount the active kilowatt demand charge and energy charges in accordance with Penelec's existing Tariff Rate Schedule LP special provision (b), as it may be modified from time to time.

                           3. For billing purposes under this Agreement, the 230 kV and 115 kV voltage discounts described in subparagraphs d.1. and d.2. above shall be applied to the Customer's Summer CBL and Non Summer CBL as follows:

                                    230 kV         =    83%
                                    115 kV         =     7%
                                    Other voltages =    10%


                           4. As of the Effective Date, Bar Tech's electric load shall be eligible for the credits available under Penelec's existing Rider H. Bar Tech shall provide to the Company in writing, for each year Bar Tech receives credits under Rider H of the Tariff, the percentage that shall be applicable for that year. However, this provision shall not operate or be construed to constitute a change in the percentage allowances specified in Rider H, but only the designation of the years in which they may be applied.

                           5.  Except as modified herein, the existing
                           provisions of Penelec's Tariff Rider J pertaining to curtailable service shall apply to Bar Tech. Contemporaneously with the execution of this Agreement, Bar Tech shall execute Penelec's standard contract for Rider J, which is attached hereto as Exhibit "H."

                           6.  The Tariff Rider J definition of Summer
                           Curtailable Load shall be superseded and, for purposes of this Agreement such load shall be equal to the Summer CBL (i.e., 18 MW) minus the Customer's Firm Service Level

                           (i.e., 9 MW).

5. COMPANY'S RTP TARIFF. Except as provided herein, all RTP services provided by the Company to the Customer shall be pursuant to and in accordance with the provisions of Penelec's Tariff Rate Schedule RTP.

6. AVAILABILITY OF FORECASTED PRICES. The Company shall make available to Bar Tech, forecasted prices as follows.

                  a. For Tuesday through Friday - By 4 p.m. each day, the 24 firm hourly Asked Prices and 24 firm hourly Bid Prices, respectively, for the next day.

                  b. For weekend days and the following Monday - By 4 p.m. on Friday of each week, the 24 firm hourly Asked Prices and 24 firm hourly Bid Prices for each day.

                  c. For the day following holidays identified in the Company's Tariff - Notice of Asked Prices and Bid Prices will be provided more than one day ahead.

                  d.  When prices are made available pursuant to subparagraphs
         (b) and (c) herein, the Company may revise such prices up until 4 p.m. on the day before they become effective, in order to provide more accurate price signals to the Customer.

                  e. The Company reserves the right to increase Bid Prices whenever, in its sole and exclusive discretion, special circumstances warrant such an increase. Such price adjustments may be made available to the Customer up to one (1) hour before the Bid Price takes effect. The Customer shall have the sole responsibility and liability for obtaining and utilizing any information about increases in Bid Prices.

7. ASSUMPTION OF RISK FOR PRICES. The Customer assumes all financial and other risks associated with RTP Service including, but not limited to, the use, availability, and dissemination of Asked Prices and Bid Prices. The Company shall be responsible for transmitting correct forecasted prices for each day, but shall not be responsible nor liable for the Customer's failure to obtain and/or to act upon all Asked Prices and Bid prices made available by the Company.

8. ELECTRIC METERS AND METERING EQUIPMENT. All electric meters and metering equipment required for the Customer's RTP service have been installed. The Company shall own, operate, maintain, repair or replace said meter and metering equipment at its sole cost and expense.

9. DATA COLLECTION SYSTEM. The Parties acknowledge and agree that the electric meters and metering equipment installed or to be installed at the Johnstown Facilities under this Agreement shall be utilized to gather data and information necessary for the Company to render bills to the Customer for RTP service. It is further acknowledged and understood that (i) said metering equipment will record data over 15 minute periods which will be interpreted by the Company prior to rendering each monthly bill and (ii) that errors and omissions in the recording and/or interpretation of said data can occur from time to time. All data retrieved by the Company through the process described above shall be uniformly validated by the Company for completeness and accuracy. Whenever the Company reasonably believes that the data collected is, among other things, incorrect, flawed, and/or incomplete, it shall attempt to reconstruct it. When estimating and reconstructing data, the Company will consult with Bar Tech and may utilize and consider, among other things in its reasonable discretion, load data recorded by Bar Tech, the Customer's historic load patterns, including electric loads on holidays and during shut downs of the Customer's business operations. The following are general guidelines which the Company may use, in the exercise of its reasonable judgment, to estimate and reconstruct incorrect, flawed and/or incomplete data (collectively, "missing data"):

                  a. SHORT DURATION LOSS FOR PERIODS FROM 15 MINUTES TO LESS THAN FOUR (4) HOURS. The amount of missing data during this period will normally not appear as a discrepancy between the recorded interval data and the monthly meter reads. A loss of data during this period will be estimated by the Company in consultation with the Customer by copying the Customer's existing data into the missing interval. The Company will determine the source of the estimated data by examining the Customer's load data surrounding the missing area and using data that best fits, in its sole and exclusive judgment, the load shape of the actual data before and after the missing interval.

                  b. LONG DURATION LOSS FOR PERIODS OF BETWEEN FOUR (4) HOURS AND ONE (1) WEEK. Missing data during this period will be addressed initially by the Company's Energy Services Representative who will determine, after consultation with the Customer, if the Customer had any unusual loads during the missing period. Using this information, information from meters maintained by the Customer, and the Customer's historic load patterns, the Company in consultation with the Customer, will determine the Customer's energy usage profile from a reference time frame when the Customer had a similar load pattern. This estimate of the Customer's energy usage profile shall be uniformly adjusted to account for energy usage as recorded on the meters installed previously at the Customer's premises for metering and billing under non-RTP rate schedules.

                  c. LOSS OF INTERVAL DATA FOR PERIODS GREATER THAN ONE (1) WEEK. Since RTP data is retrieved by the Company daily, the loss of interval data for more than a week is unlikely. In the event this does occur, the procedures used to estimate the interval data will be handled by the Company on a case by case basis in consultation with the Customer.

10. REMOTE COMMUNICATION DEVICES. Bar Tech shall provide, at its sole cost and expense, (i) a telephone line or a comparable alternative communication device to enable the Company to read the Customer's meter(s) remotely, and (ii) a personal computer with a modem, to enable the Customer to obtain Asked Price and Bid Price information made available by the Company from time to time. The proper operation, maintenance and protection of such communication devices shall be the sole responsibility of the Customer, and the Customer shall bear all financial and other risks associated with the malfunction or non-operation of such devices.

11. PURCHASE IN EXCESS OF TOTAL CONTRACTED LOAD. To facilitate the Company's planning for power supply purchases to meet anticipated delivery requirements under this Agreement, the Customer and the Company agree that the Customer's capacity needs during hours to which Marginal Capacity Costs have been applied shall not exceed 115 MW ("Total Contracted Load") over that same period. In the event that the Customer's load usage is greater than its Total Contracted Load during a PJM operating year (i.e., June 1 through May 31) and further arrangements have not been put into place to address the delivery of and payment for the Customer's load in excess of 115 MW, the Customer shall pay to the Company a charge (in addition to all other payments required to be made hereunder) as described more fully in the second part of Exhibit B to this Agreement based upon the PJM Capacity Deficiency Rate as it may be revised, modified and/or superseded from time to time (i) retroactive to the beginning of the current PJM operating year (i.e., June 1); and (ii) effective for the balance of the current PJM operating year (through May 31).

12. CUSTOMER BILLINGS. Each calendar month, the Company shall calculate and provide to the Customer a bill for the total monthly charges attributable to the Customer under this

Agreement. The Customer's bill shall be calculated in accordance with the procedure explained in Exhibits D, E, F, and G, which are attached hereto and incorporated herein.

                  a. Each bill shall include the charges to the Customer under the current Tariff Rate Schedule (including all appropriate credits and riders) applicable to the CBL for the energy usage (i.e., kWh) in the CBL for the current month, along with a demand charge based on the Customer's contract billing demands;

                  b. Each bill shall also include a charge (or credit) for each kWh of usage incremental or decremental to the CBL at the RTP prices available to the Customer;

                  c. The State Tax Adjustment Surcharge contained in Tariff Rider A shall be applied to the CBL charges, but shall not be applied to charges or credits for (i) the Customer's incremental or decremental kWh usage or (ii) Energy Cost Rate charges.

                  d. Pennsylvania's gross receipts tax in effect during the Billing Month shall not appear as a separate line item on the Customer's bill, but shall be reflected in all Asked Prices, Bid Prices, the Program Charge and other rate schedule charges appearing on the Customer's bill.

                  e. Each bill to the customer may also include all costs and charges that are allocated to customers and/or parties accessing the Company's transmission and distribution system that may be established in the Company's presently pending proceeding at Docket No. P-00974009 relating to restructuring of the electric industry in Pennsylvania.

13. PROGRAM CHARGE. In addition to all other charges included in the Customer's monthly bill for services under this Agreement, the Customer shall pay the Company the program charge contained in Rate Schedule RTP to compensate for the additional cost of monitoring equipment, price transmission equipment, software, program development and administration required for billing the Customer under said rate schedule.

14. DUE DATE OF BILLS; ESTABLISHMENT AND ADJUSTMENT OF SECURITY DEPOSIT. In addition to all related and consistent requirements in the Company's Tariff, all bills rendered by the Company hereunder shall be due and payable by the Customer on or before fifteen (15) days from the date of mailing the bill to the Customer.

                  a. A bill is overdue when it is not paid by the due date noted on the bill. An overdue bill shall be assessed by the Company a one and one-half percent (1 1/2%) late payment charge per month on the full unpaid and overdue balance of the bill. Late payment charges shall be calculated by the Company on the overdue portion(s) of the bill and shall not be charged against any sum that falls due during a current Billing Month.

                  b. As of the Effective Date and based upon information provided by Bar Tech to Penelec, the Parties have estimated Bar Tech's projected monthly bill for electric service under this Agreement to be approximately $700,000.00. This estimate shall be revised monthly by Penelec based on Bar Tech's actual bill for electric service for the preceding month.

                  c. Within ten (10) days of execution of this Agreement, Bar Tech shall provide to Penelec by certified or cashier's check one half (1/2) of the amount specified in subparagraph 14c. above (i.e., $350,000.00) ("Security Deposit") and pay to Penelec all outstanding charges including, but not limited to, late payment charges on account of any prior service provided to Bar Tech by the Company..

                  d. Penelec may, from time to time, adjust Bar Tech's security deposit established under this Agreement, in accordance with Penelec's reasonable assessment of Bar Tech's financial conditions, overall operations and projected electric usage at the Johnstown Facilities. Within fifteen (15) days after written notice from Penelec advising of the Company's desire to modify the outstanding security deposit, Bar Tech shall provide to Penelec such additional security as specified by Penelec.

                  e. If, at any time, Penelec reasonably believes that Bar Tech is financially insecure or Bar Tech fails to make two (2) consecutive payments in a timely manner, Bar Tech shall provide to Penelec any additional security as specified by Penelec within fifteen (15) days of such request.

15.      MONTHLY PAYMENTS.

                  (a) Within fifteen (15) days after Bar Tech begins to receive electric service under this Agreement, and by or before the fifteenth ("15") day of each Billing Month thereafter, Bar Tech shall pay to Penelec an amount equal to one-half (1/2) of Bar Tech's projected monthly bill as provided for in Paragraph 14b herein.

                  (b) Within fifteen (15) days following the end of each Billing Month, but no later than the due date stated on that month's bill for electric service, Bar Tech shall pay to Penelec the difference between the actual bill for said month and the amount paid pursuant to Paragraph 15b. herein which is attributable to the current Billing Month.

16. PROJECTED LOAD UPDATES . In order to implement the provisions of this Agreement, Bar Tech shall provide to Penelec ninety (90) days in advance written updates of Bar Tech's projected changes in load at the Johnstown Facilities.

17. SERVICE TERMINATION; REVIEW OF SECURITY DEPOSIT. Nothing contained in this Agreement shall operate, be construed or otherwise preclude Penelec from exercising its rights under applicable law, regulations and/or the Tariff to, among other things, terminate electric service to the Customer and/or seek repayment for all outstanding and/or unpaid bills in the event the Customer customer fails to make timely payment of all amounts due and owing at any time under this Agreement. At the request of the Customer, Penelec shall review and determine, in its sole and exclusive judgment, if the release to the Customer of all or a portion of the Security Deposit currently held by the Company is warranted.


18. CURTAILMENTS OF SERVICE. Electric service to the Customer shall be curtailed in accordance with the curtailable service provisions of Rate Schedule Rider J.

                  a. During a curtailment, the CBL shall be reduced to the Customer's Firm Service Level.

                  b. In the event the Customer fails to curtail electric purchases when notified by the Company, the Customer's demand above the CBL shall be assessed all applicable penalties under Rate Schedule Rider J.

                  c. Any and all electric purchases by the Customer above its Firm Service

         Level during curtailable periods shall be purchased by the Customer at Asked Prices, in addition to applicable penalties.

                  d. In addition to other credits and discounts provided herein, Bar Tech shall receive an energy credit to its CBL to reflect less than a 100% load factor energy use during a curtailment period in which Bar Tech has complied with the curtailment criteria specified in Rate Schedule Rider J. The credit shall be calculated as follows:

                           CBL ENERGY CREDIT = HC x CBL x EP where

                           HC = number of hours or portions thereof where curtailment is requested and the customer has complied with the curtailment notice

                           CBL = CBL kilowatts

                           EP = the on-peak energy rate component applicable under the rate LP


19. COMMUNICATION OF RTP DATA AND INFORMATION. By no later than the Effective Date and continuously thereafter during the term of this Agreement, the Customer shall provide in writing to the Company the name, address, telephone and facsimile number, email address and other pertinent information regarding those employees who are authorized to utilize hourly RTP data and other information under this Agreement.

20.   CONFIDENTIALITY OF RTP DATA AND INFORMATION.

                  a. All RTP data and information made available by the Company to the Customer pursuant to this Agreement, shall be deemed proprietary and confidential ("Confidential Information") without the need for any further designation by the Company, unless such RTP data and information has been disseminated by the Company to the general public.

                  b. The Customer shall (i) safeguard the Confidential Information against disclosure by employing the same means to protect the Confidential Information as it uses to protect its own non-public, confidential or proprietary information; and (ii) disclose only to the Customer's employees, identified pursuant to Paragraph 19 above, who are authorized to receive, analyze and use the Confidential Information supplied by the Company.

                  c. The receipt, use and analysis of Confidential Information by the Customer's authorized employees shall be solely in conjunction with the purchase or sale and use of electricity by the Customer under this Agreement, and the Customer's authorized employees shall be informed of the restrictions regarding the use of the Confidential Information.

                  d. The Customer shall not permit its employees or agents at any time, to use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity ("Third Parties') any of the Confidential Information, without the prior written consent of the Company, which consent may be withheld by the Company in its sole and exclusive discretion. Any further disclosure by such Third Parties in violation of the provisions of this subparagraph 20d. shall be a breach of this Agreement by the Customer.

21. COSTS OF FACILITY CHANGES. Unless specifically provided elsewhere herein, the Customer shall be responsible and pay for the costs associated with all modifications to the Customer's or the Company's facilities resulting from (or necessary to provide) RTP service under this Agreement.

22. NON-DELIVERY OF CBL. The Parties agree that whenever the Company fails to deliver the kWh in the Customer's CBL, which is not the result of any act or omission by the Customer, the Company shall credit to the Customer's next bill, a sum equal to the greater of: (i) the amount paid by the Customer for the kWh in the Customer's CBL during the period in which the Company fails to deliver, including a share of demand and customer charges; or (ii) the value of kWh in the Customer's CBL, established at Bid Prices, during the period in which the Company fails to delivery.

23. LIMITATION OF LIABILITY. Neither Party shall be liable to the other for special, indirect, incidental or consequential damages including, but not limited to, loss or damages resulting from loss of use, loss of business profits or revenues, cost of capital or return on capital, third party property, loss of goodwill, or claims of the Customer's customers/clients, regardless of whether the Company knew or should have known of the likelihood of such damages resulting from its acts or omissions.

24. FUTURE RATE RECOVERY. It is acknowledged and agreed that the Company filed its proposed restructuring plan with the PaPUC on June 2, 1997 at Docket No. R-00974009. The Customer and the Company agree that nothing contained in this Agreement shall be construed or deemed to preclude the Company from requesting and obtaining, or the Customer from opposing, recovery of any of its costs or investments associated with providing electric service to the Customer from being included in any future charge to customers or others that may be instituted as part of the transition to a competitive electric industry in Pennsylvania.

25. UNLAWFULNESS OF AGREEMENT. The Company and the Customer shall not initiate any legal, regulatory or other action or proceeding against the other for damages or other relief if this Agreement is determined to be unlawful or in violation of any statute, regulation or order as a result of a legal or regulatory proceeding.

26. SOLE PROVIDER OF ELECTRIC SERVICE. In order to allow Penelec a reasonable opportunity to recover its costs and obligations to provide electric service to Bar Tech under this Agreement, Bar Tech covenants that Penelec shall be the sole and exclusive provider of electricity to Bar Tech for its Total Contracted Load during the Term (and any extensions) of this Agreement.

27. INDEMNIFICATION. The Parties shall indemnify and hold the other harmless and shall not initiate any legal action or proceeding against the other for damages or other relief if (i) the filing of this Agreement is rejected by the PaPUC; (ii) PaPUC acceptance or approval of this Agreement is subsequently rescinded in whole or in part; or (iii) this Agreement is determined to be unlawful or in violation of any statute, regulation or order.

28. SEVERABILITY; MODIFICATIONS. To the extent any portions of this Agreement are declared to be invalid or unenforceable, the Parties shall in good faith and with due diligence determine the extent to which, if at all, this Agreement can continue in full force and effect in light of the purposes and intent hereof. Except as specifically provided for herein, no changes, additions, modifications or Agreements to this Agreement shall be effective unless they are set out in writing and signed by the Parties hereto.

29. ENTIRE AGREEMENT The provisions of this Agreement shall constitute the entire integrated agreement of the Parties, and all other agreements including, but not limited to, the December Agreement and the July 12, 1996 Agreement between the Parties, shall be null and void and of no further force and effect. No prior or contemporaneous communications or prior drafts of this Agreement shall be relevant or admissible for purposes of determining the meaning or extent of any provisions hereof in any litigation or other proceeding regarding the same.

30. GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

31. ASSIGNMENT. This Agreement may be assigned by the Parties only in accordance with this paragraph:

                  a. BY THE COMPANY - The Company, at any time and without the consent of the Customer, but upon reasonable notice to the Customer, may assign this Agreement and all of its rights, interests, duties and obligations hereunder to any affiliate of the Company or any successor entity, provided that such assignee agrees in writing to be bound by all of the terms and conditions hereof to the same extent as the Company.

                  b. BY THE CUSTOMER. The Customer may assign this Agreement and all of its rights, interests, duties and obligations hereunder provided that
(i) the Customer gives prior notice thereof to the Company at least ninety (90) days before the proposed effective date of the assignment, (ii) the Company gives its prior written consent to such assignment, (iii) the proposed assignee of the Customer meets the eligibility requirements for RTP service under this Agreement and the Tariff, and (iv) the proposed assignee agrees in a writing provided to the Company to be bound by all of the terms and conditions of this Agreement to the same extent as the Customer. Notwithstanding any such assignment by the Customer, if the assignee fails to perform any or all of the obligations of the Customer under this Agreement, the Customer shall not be released from liability for its obligations hereunder.

32. INDIVIDUALIZED CONTRACT. This Agreement shall be considered to be an "Individualized Contract" in accordance with Rule 33 of the Tariff and subject to all of the terms and conditions thereof.

33. COUNTERPARTS . This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Customer and the Company have executed this Agreement by their duly authorized representatives the day and year written above.

                                      PENNSYLVANIA ELECTRIC COMPANY

                                      By:      /s/ Charles A. Mascari
ATTEST                                Name:  Charles A. Mascari
__________________________            Title:    Vice President, Power Services




                                      Bar Technologies Inc.

                                      By:     /s/ Robert L. Meyer
ATTEST                                Name: Robert L. Meyer
___________________________           Title:   Executive VP & COO










                                       28